Exhibit 99.1
 [BE AEROSPACE LOGO]

                                                    News Release
                                                    CONTACT:
                                                    Doug Dean
                                                    Director, Investor Relations
                                                    B/E Aerospace, Inc.
                                                    (561) 791-5000 ext. 1450


         B/E AEROSPACE ANNOUNCES COMPLETION OF TENDER OFFER FOR 8-1/2%
                             SENIOR NOTES DUE 2010
         -------------------------------------------------------------

     WELLINGTON, FL, August 8, 2006 - B/E Aerospace, Inc. (the "Company") (Nasdaq: BEAV) today announced that its cash tender offer for its outstanding $175.0 million aggregate principal amount of its 8-1/2% Senior Notes due 2010 (the "Notes") expired at 5:00 p.m., New York City time, on August 7, 2006. As previously announced on July 26, 2006, the Company accepted for payment and paid for $174.94 million aggregate principal amount of the Notes, which were tendered by holders on or prior to the expiration of the related consent solicitation at 5:00 p.m. New York City time on July 21, 2006, representing 99.97% of the outstanding Notes. In addition, as previously announced on July 21, 2006, the related consent solicitation expired at 5:00 p.m. New York City time on July 21, 2006, after which the Company and The Bank of New York Trust Company, NA, the trustee under the indenture governing the Notes, entered into a supplemental indenture, which amended the indenture governing the notes to, among other things, eliminate substantially all of the restrictive covenants, certain events of default and other related provisions.

     UBS Securities LLC, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. served as Dealer Managers, and Global Bondholder Services Corporation served as Depositary and Information Agent. Persons with questions regarding the tender offer and consent solicitation should contact UBS Securities LLC toll free at 888-722-9555 ext. 4210 and collect at 203-719-4210, Credit Suisse Securities (USA) LLC toll free at 800-820-1653 and collect at 212-325-7596, and J.P. Morgan Securities Inc. collect at 212-270-7407, or Global Bondholder Services Corporation at 866-804-2200.

     This announcement is for information purposes only and constitutes neither an offer to purchase nor a solicitation of an offer to sell the Notes. The tender offer and consent solicitation was being

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made only pursuant to the Offer to Purchase and Consent Solicitation dated July
10, 2006 and related materials.

     About B/E Aerospace, Inc.
     B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aerospace fasteners. B/E designs, develops and manufactures a broad range of products for both commercial aircraft and business jets. B/E manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment. The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services. Products for the existing aircraft fleet - the aftermarket - generate about 60 percent of sales. B/E sells and supports its products through its own global direct sales and product support organization. For more information, visit B/E's website at www.beaerospace.com.